Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Communications Systems, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Communications Systems, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Communications Systems, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

Deloitte & Touche LLP

May 21, 2015